Exhibit 99.5

Company Registration No. 07777261

Skyscanner Holdings Limited

Report and Financial Statements

31 December 2014

Skyscanner Holdings Limited

Report and financial statements 2014

Contents

Officers and professional advisers	1

Strategic report	2

Directors’ report	5

Directors’ responsibilities statement	7

Independent auditor’s report	8

Consolidated profit and loss account	10

Consolidated statement of recognised gains and losses	11

Consolidated balance sheet	12

Company balance sheet	13

Consolidated cash flow	14

Notes to the financial statements	15

Skyscanner Holdings Limited

Report and financial statements 2014

Officers and professional advisers

Directors

Gareth Williams

Barry Smith

Julian Pancholi

Calum Paterson

Sir Michael Moritz

Mark Logan

Margaret Rice-Jones

Secretary

Shane Corstorphine

Registered Office

Pinsent Masons LLP

5 Old Bailey

London

EC4M 7BA

Bankers

Barclays	HSBC
2nd Floor, Quay 2	21 Collyer Quay
139 Fountainbridge	07-01 HSBC Building
Edinburgh	Singapore 049320
EH3 9QG

Clydesdale Bank PLC	Royal Bank of Scotland
7th Floor	The Gemini Building
Clydesdale Bank Exchange	2nd Floor
20 Waterloo Street	24 St Andrew Square
Glasgow	Edinburgh
G2 6DB	EH2 1AF

Solicitors

Pinsent Masons LLP

139 Fountainbridge

Edinburgh

EH3 9QG

Auditor

Deloitte LLP

Chartered Accountants and Statutory Auditor

Edinburgh, United Kingdom

Skyscanner Holdings Limited

Strategic report

The Directors present their Strategic Report for the Company and Group for the financial year ended 31 December 2014. The Strategic Report has been prepared for the Group as a whole and therefore gives greater emphasis to those matters which are significant to Skyscanner Holdings Limited and its subsidiary undertakings (together “the Group”) when viewed as a whole.

Business model

The Group owns and operates an integrated online travel metasearch service connecting users wishing to book travel with travel service providers around the world. The Group derives substantially all of its revenue and gross profit from:

•      Commissions earned from facilitating the booking of Flight, Hotel and Car Hire services;

•                  Commissions earned from facilitating click through of visitors to our Flight, Hotel and Car Hire partner websites;

•      Display advertising based on number of impressions; and

•      Subscription agreements for Analytics products.

Business review

The Group reported record revenue in 2014 of £92,897k (2013 - £65,819k) up 41% year on year. Profit after tax for the year was £7,442k (2013 - £14,374k).

As with previous years the Group has continued to invest in headcount and the development of its core travel products. This investment has supported another year of growth in the volume of unique monthly visitors (‘UMVs’) to the website and mobile applications1. The investment has inevitably manifested itself in the financial result and has driven the decrease in profitability noted above. However, the Directors are confident that the strategy of continued investment will be hugely beneficial to the future success and growth of the Group.

The Group also made three strategic acquisitions during the financial year, acquiring the share capital of the following entities:

•                  Reacher Holdings Limited, a Hong Kong based holding company with Chinese trading subsidiaries, in July 2014;

•      Distinction Kft, a mobile application developer based in Budapest, in October 2014; and

•      Edinburgh Digital Limited, an Edinburgh based travel management software company, in October 2014.

The acquisitions were made in furtherance of the Group’s geographical expansion and product development objectives. Further details are included in note 13 to these financial statements.

Flight metasearch continues to be the Group’s largest revenue channel. However, in 2014, revenue from the Group’s Hotel and Car Hire products has grown to contribute more than 6% of overall revenue in the financial year. The Group’s Business to Business (‘B2B’) partnerships have also attracted additional UMVs to the website which has had a positive impact on revenue.

The Group continued its international expansion in 2014 and now has offices in Barcelona, Beijing, Budapest, Edinburgh, Glasgow, Miami, Shenzhen, Singapore and Sofia. A fifth data centre, situated in Amsterdam, was also added during the financial year to supplement capacity at the existing centres in London (x2), Singapore and Hong Kong. Going forward the Group’s infrastructure strategy will increasingly focus on cloud based hosting solutions.

The Group also redesigned its internal operating structure during the year, moving from a linear hierarchical model to a decentralised squad based model. The new structure distributes decision making throughout the business to small teams of skilled employees, breaking down key man and technological dependencies whilst ensuring the business continues to be product led. The reorganisation has had the impact of significantly increasing the frequency of new product releases.

1     UMVs represent the number of unique individual users visiting Skyscanner each month irrespective of device used.

Skyscanner Holdings Limited

Strategic report (continued)

Business review (continued)

During 2014 there was an increasing trend of users using Skyscanner on mobile devices (smartphone and tablet). Alongside the aforementioned organisation restructure to squads, the Group undertook to transform our approach to mobile (both applications and web) and as a result saw mobile conversion dramatically increase and mobile device UMVs grow by 77%. Growth in desktop UMVs has also continued in 2014, albeit not on the same trajectory, with 23% growth year on year.

The Group’s success in 2014 was only possible because of the continued dedication and commitment of the global team which totalled 583 staff, of more than 50 nationalities, across 9 global offices by the end of 2014.

Key performance indicators

The Directors use Key Performance Indictors (‘KPIs’) to monitor and assess company performance. The principal KPIs used during the year ended 31 December 2014 were as follows:

	2014	2013
Revenue (£’000)	92,897	65,819
Earnings Before Interest, Tax, Depreciation and Amortisation (EBITDA) (£’000)	17,790	22,608
Average UMVs (‘000)	30,386	21,235

Principal risks and uncertainties

The Group actively manages the business risks it is exposed to as part of its internal risk management and control framework. The key business risks relevant to the Group and Company are set out below:

Industry stability

Our business and financial performance is linked to the health of the worldwide travel industry. Travel expenditure is sensitive to personal and business discretionary spending levels and tends to decline or grow more slowly during economic downturns. Any future downturn in the industry may have a negative impact on the results of our operations.

Our primary strategy for mitigation of this risk is the expansion of our global operations and product base, reducing our reliance on any one market or product and increasing our ability to withstand macroeconomic volatility.

Competition

According to the World Travel and Tourism Council (‘WTTC’) the tourism industry will have global value of $10.8 trillion by 20182. Inevitably the market is extremely competitive. The travel metasearch industry specifically has a number of large global businesses competing for market share, with no one company currently dominating the space. If new entrants continue to enter the market with services which directly compete with those provided by Skyscanner this may have an adverse effect on our financial results.

We believe we offer a quality product which sets us apart from the competition. We aim to hire the best people and strive to remain ahead of the marketplace in terms of innovation in order to ensure that we remain competitive and continue to grow.

Website disruption

The Group continues to experience growth in UMVs. If our systems are not expanded to handle increased demand or should they fail to perform, the website may experience unanticipated disruptions in service, slower response times or decreased customer service. Such an event could impair our reputation, damage our brand and have a negative impact on the results of our operations.

2  http://www.wttc.org/research/economic-impact-research/ 2014

Skyscanner Holdings Limited

Strategic report (continued)

Principal risks and uncertainties (continued)

Our dedicated Service Management team ensure our systems are secure, efficient and robust. We have invested in four new data centres at different sites in the last two years to minimise the impact that the loss of any one site would have on the operations of the Skyscanner website.

Global expansion

The Group continues to experience growth in headcount and operations globally. Rapid international growth can place extreme demands on the management and operational infrastructure of a business. If our growth is not appropriately managed to mitigate this risk, the quality of our product and efficiency of our operations could be negatively impacted.

Our Finance team are central to managing the primary risks associated with global expansion. We actively monitor cash flow and review the internal control structures of our subsidiary companies in order to ensure the probability of this risk having an impact on our business is mitigated.

Changing user habits

Users are changing the way in which they use technology products at an increasingly fast rate. Staying ahead of user trends and avoiding the risk of our product offerings becoming obsolete is critical to the future success of the Group.

We aim to mitigate this risk through continual analysis of user data. We invest in the recruitment of high quality personnel who are responsive to the needs of our users and we devolve product responsibility through our organisational squad model.

Regulatory environment

Our metasearch services are subject to various laws and regulations in the jurisdictions in which we operate. The competition authorities in some of our operating regions have begun investigations into competitive practices within the online travel industry and we may be involved in or affected by such investigations and their results.

In addition, our strategy involves geographic expansion which will increasingly expose the Group to vastly different regulatory environments and tax laws. In this context we may experience unforeseen legal, regulatory or tax consequences which may have both favourable and adverse effects on our business in the future.

In order to manage the associated risks our Finance and Legal teams actively monitor and react to the changing legal, regulatory and tax compliance challenges arising across the Group.

Environmental

As with all businesses in the sector our business and financial results may be negatively impacted by natural events which affect people’s ability to travel, such as a repeat of the 2011 Icelandic ash cloud.

The probability of such an event having a sustained global, cross product impact is low. Our strategy for mitigating the impact this risk may have on the business is geographic and product based expansion, reducing our reliance on any one market or product.

Strategy and future outlook

Our vision is to become the most trusted and most used online travel brand in the world. We are confident in the global strategy underpinning this objective and believe that we can continue growing headcount, unique users, sessions, revenue and profitability in the coming year and beyond.

Approved by the Board of Directors and signed on behalf of the Board

/s/ Gareth Williams
Gareth Williams
Director

30th April 2015

Skyscanner Holdings Limited

Directors’ report

The Directors present their report and the Group and Company financial statements of Skyscanner Holdings Limited (the ‘Company’) and its subsidiaries (together the ‘Group’) for the financial year ended 31 December 2014.

Results and dividends

The Group’s and Company’s audited financial statements for the year ended 31 December 2014 are set out on pages 10 to 43. The Group made a profit after tax for the financial year of £7,442k (2013 - £14,374k) and had net assets of £65,587k at 31 December 2014 (2013 - £55,208k). The Company made a profit for the financial year of £720k (2013 - £2,625k) and had net assets of £38,497k at 31 December 2014 (2013 - £34,503k).

Share capital and control

The issued share capital of the Company comprises 9,191,615 ordinary shares of £1 each, 387,973 C shares of £0.01 each and 42,280 SIP shares of £0.01 each. Further information is included in note 18.

Going concern

The Group’s forecasts and projections, taking account of reasonably possible changes in trading performance, show that the Group should be able to continue to be profitable and cash generative going forward. The forecasts give due regard to available banking facilities and show that the Group will continue to remain well within related covenant requirements.

On this basis the Directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. Accordingly, the financial statements have been prepared on a going concern basis.

Directors

The Directors of the Company during the year, and up to the date of the report, were:

Gareth Williams

Barry Smith

Julian Pancholi

Calum Paterson

Sir Michael Moritz

Mark Logan

Margaret Rice-Jones

Employees

A great deal of effort is devoted to engaging with employees on matters that impact them and the performance of the Group. This includes quarterly business and performance updates by members of the management team for all employees, regular internal briefings and team meetings, and the circulation to employees of company announcements and developments.

The Directors actively encourage the participation of employees in the performance and success of the business through companywide employee bonus and share schemes.

Equal opportunities

The Group is committed to providing equality of opportunity to all employees without discrimination and applies fair and equitable employment policies which seek to promote entry into and progression within the Group. Appointments are determined solely by application of job criteria, personal ability, behaviour and competency.

Skyscanner Holdings Limited

Directors’ report (continued)

Employment of disabled persons

Applications for employment by disabled persons are always fully considered, bearing in mind the abilities of the applicant concerned. In the event of members of staff becoming disabled every effort is made to ensure that their employment with the company continues and that appropriate training is arranged.

Research and development

The Group undertook research and development work during the year. This included but was not limited to development of mobile applications, product enhancement and optimisation of the site for mobile devices.

Financial risk management

The Group manages financial risk so as to minimise non-operational volatility in profitability and cash flow. The key financial risks relevant to the Company and Group and the policies for managing them effectively are set out below.

Liquidity risk

The Group manages liquidity risk by closely monitoring cash flow performance and forecasting cash flow for future periods. Adequate cash reserves are maintained in the required currencies and entities in order to support the future growth of the business and the Group has access to a rolling credit facility from external lenders.

Foreign exchange risk

The Group operates in many different geographies and as a result is subject to the risks associated with dealing in foreign currency. The Group has an established currency hedging policy under which a percentage of forecast Euro exposure is hedged by way of forward contracts each month.

Credit risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in a financial loss to the Group. The Group has adopted a policy of only extending credit terms to credit worthy counterparties as a means of mitigating risk of financial loss from default. The Group’s exposure is continually monitored by the credit control team and credit insurance is used to mitigate exposure to risk.

Auditor

Each of the persons who is a Director at the date of approval of this report confirms that:

•          so far as they are each aware, there is no relevant audit information of which the Company’s auditor is unaware; and

•          each Director has taken all the steps that he/she ought to have taken as a Director in order to make himself/herself aware of any relevant audit information and to establish that the Company’s auditor is aware of that information.

This confirmation is given and should be interpreted in accordance with the provisions of s418 of the Companies Act 2006.

Deloitte LLP have indicated their willingness to accept re-appointment as auditors of the Company. A resolution proposing their re-appointment will be put to the members at the forthcoming Annual General Meeting.

Approved by the Board of Directors and signed on behalf of the Board.

/s/ Gareth Williams
Gareth Williams
Director
30th April 2016

Skyscanner Holdings Limited

Directors’ responsibilities statement

The Directors are responsible for preparing the annual report and the financial statements in accordance with applicable law and regulations.

Company law requires the Directors to prepare financial statements for each financial year. Under that law the Directors have elected to prepare the financial statements in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards and applicable law). Under company law the Directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the Group and Company and of the profit or loss of the Group for that period. In preparing these financial statements, the directors are required to:

•   select suitable accounting policies and then apply them consistently;

•   make judgements and estimates that are reasonable and prudent;

•   state whether applicable UK Accounting Standards have been followed; and

•          prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the Company’s transactions and disclose with reasonable accuracy at any time the financial position of the Company and the Group and enable them to ensure that the financial statements comply with the Companies Act 2006. They are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The Directors are responsible for the maintenance and integrity of the corporate and financial information included on the Group’s website. Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdiction.

Independent auditor’s report to the members of Skyscanner Holdings Limited

We have audited the financial statements of Skyscanner Holdings Limited for the year ended 31 December 2014 which comprise the consolidated profit and loss account, the consolidated statement of total recognised gains and losses, the consolidated and company balance sheets, the consolidated cash flow statement and the related notes 1 to 28. The financial reporting framework that has been applied in their preparation is applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice).

This report is made solely to the company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditor

As explained more fully in the Directors’ Responsibilities Statement, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view. Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and International Standards on Auditing (UK and Ireland). Those standards require us to comply with the Auditing Practices Board’s Ethical Standards for Auditors.

Scope of the audit of the financial statements

An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of: whether the accounting policies are appropriate to the Group’s and parent company’s circumstances and have been consistently applied and adequately disclosed; the reasonableness of significant accounting estimates made by the directors; and the overall presentation of the financial statements. In addition, we read all the financial and non-financial information in the annual report to identify material inconsistencies with the audited financial statements and to identify any information that is apparently materially incorrect based on, or materially inconsistent with, the knowledge acquired by us in the course of performing the audit. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report.

Opinion

In our opinion the financial statements:

•          give a true and fair view of the state of the group’s and parent company’s affairs as at 31 December 2014 and of the group’s profit for the year then ended;

•   have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice; and

•   have been prepared in accordance with the requirements of the Companies Act 2006.

Opinion on matters prescribed in the Companies Act 2006

In our opinion the information in the Strategic Report and the Directors’ Report for the financial year for which the financial statements are prepared is consistent with the financial statements.

Independent auditor’s report to the members of Skyscanner Holdings Limited (continued)

Matters on which we are required to report by exception

We have nothing to report in respect of the following matters where the Companies Act 2006 requires us to report to you if, in our opinion:

•          adequate accounting records have not been kept, or returns adequate for our audit have not been received from branches not visited by us; or

•   the parent company’s financial statements are not in agreement with the accounting records and returns; or

•   certain disclosures of directors’ remuneration specified by law are not made; or

•   we have not received all the information and explanations we require for our audit.

/s/ Colin Gibson CA
Colin Gibson CA (Senior Statutory Auditor)
for and on behalf of Deloitte LLP
Chartered Accountants and Statutory Auditor
Edinburgh, United Kingdom
3 May 2015

Skyscanner Holdings Limited

Consolidated profit and loss account

For the year ended 31 December 2014

		2014	2013
	Notes	£’000	£’000
Turnover
- existing operations		92,828	65,801
- acquisitions		69	18
	2	92,897	65,819

Cost of sales		(21,376)	(14,695)
Gross profit		71,521	51,124

Administrative expenses		(60,757)	(33,388)

Operating profit
- existing operations		11,458	18,119
- acquisitions		(694)	(383)
	3	10,764	17,736
Interest receivable	6	41	20
Interest payable	7	(408)	(624)
Profit on ordinary activities before taxation		10,397	17,132
Tax on profit on ordinary activities	8	(2,955)	(2,758)
Profit for the financial year	19	7,442	14,374

The result for the current year and previous year has been derived from continuing activities.

Skyscanner Holdings Limited

Consolidated statement of recognised gains and losses

For the year ended 31 December 2014

		2014	2013
	Notes	£’000	£’000
Profit for the financial year	19	7,442	14,374
Currency translation difference on conversion of foreign operations	19	(337)	(71)
Total gains recognised since last annual report and financial statements		7,105	14,303

Skyscanner Holdings Limited

Consolidated balance sheet

at 31 December 2014

		2014	2013
	Notes	£’000	£’000
Fixed assets
Intangible assets	10	51,121	51,471
Tangible assets	11	8,998	8,197
Investments	12	79	71
		60,198	59,739
Current assets
Debtors	14	13,964	12,113
Cash at bank and in hand		6,528	9,610
		20,492	21,723
Creditors: amounts falling due within one year	15	(14,366)	(10,247)

Net current assets		6,126	11,476

Total assets less current liabilities		66,324	71,215

Creditors: amounts falling due after one year	16	(737)	(16,007)

Net assets		65,587	55,208

Capital and reserves
Called up share capital	18	9,195	9,185
Share premium account	19	1,174	209
Profit and loss account	19	30,714	20,974
Foreign currency translation reserve	19	(408)	(71)
Merger reserve	19	34,645	34,645
Own shares held	19	(9,845)	(9,845)
Capital redemption reserve	19	112	111

Shareholders’ funds	20	65,587	55,208

The consolidated financial statements of Skyscanner Holdings Limited, registered number 07777261 were approved by the Board of Directors on 30th April 2015.

Signed on behalf of the Board of Directors

/s/ Gareth Williams
Gareth Williams
Director

Skyscanner Holdings Limited

Company balance sheet

at 31 December 2014

		2014	2013
	Notes	£’000	£’000
Fixed assets
Investments	12	61,175	58,745
		61,175	58,745
Current assets
Debtors	14	63	37
Cash at bank and in hand		1	9
		64	46
Creditors: amounts falling due within one year	15	(22,742)	(9,288)

Net current liabilities		(22,678)	(9,242)

Total assets less current liabilities		38,497	49,503

Creditors: amounts falling due after one year	16	—	(15,000)

Net assets		38,497	34,503

Capital and reserves
Called up share capital	18	9,195	9,185
Share premium account	19	1,174	209
Profit and loss account	19	3,216	198
Merger reserve	19	34,645	34,645
Own shares held	19	(9,845)	(9,845)
Capital redemption reserve	19	112	111

Shareholders’ funds	20	38,497	34,503

The financial statements of Skyscanner Holdings Limited, registered number 07777261 were approved by the Board of Directors on 30th April 2015.

Signed on behalf of the Board of Directors

/s/ Gareth Williams
Gareth Williams
Director

Skyscanner Holdings Limited

Consolidated cash flow statement

For the year ended 31 December 2014

		2014	2013
	Note	£’000	£’000
Net cash inflow from operating activities	21	21,630	22,828
Returns on investment and servicing of finance	22	(335)	(604)
Taxation	22	(2,116)	(2,418)
Capital expenditure and financial investment	22	(3,755)	(6,183)
Acquisition and disposals	22	(2,327)	(4,934)
Cash inflow before financing		13,097	8,689
Financing	22	(16,179)	(5,670)
(Decrease)/increase in cash in the period		(3,082)	3,019

Reconciliation of net cash flow to movement in net debt

	31			31
	December		Non-cash	December
	2013	Cash flows	movements	2014
	£’000	£’000	£’000	£’000
Net cash:
Cash at bank	9,610	(3,082)	—	6,528

Debt:
Debt due within 1 year	(54)	54	(108)	(108)
Debt due after more than 1 year	(15,675)	15,054	142	(479)
Finance leases	(1,431)	1,301	(1,031)	(1,161)
	(17,160)	16,409	(997)	(1,748)

Net debt	(7,550)	13,327	(997)	4,780

Skyscanner Holdings Limited

Notes to the financial statements

Year ended 31 December 2014

1.                                      Accounting policies

The principal accounting policies are summarised below. They have all been applied consistently throughout the year and in the preceding year except where noted.

Basis of preparation

The financial statements have been prepared in accordance with applicable UK accounting standards and under the historical cost accounting rules.

Basis of consolidation

The Group financial statements consolidate the financial statements of the Company and its subsidiary undertakings drawn up to 31 December each year. The results of subsidiaries acquired or sold are consolidated from the periods from or to the date on which control passed. Acquisitions are accounted for under the acquisition method.

Going concern

The Group’s forecasts and projections, taking account of reasonably possible changes in trading performance, show that the Group should be able to continue to be profitable and cash generative going forward. The forecasts give due regard to available banking facilities and show that the Group will continue to remain well within related covenant requirements.

On this basis the Directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. Accordingly, the financial statements have been prepared on a going concern basis.

Intangible fixed assets and amortisation

Goodwill arising on the acquisition of subsidiary undertakings and businesses, representing any excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired, is capitalised and written off on a straight line basis over its useful economic life. This period ranges from 8 to 20 years. Provision is made for any impairment.

Intangible fixed assets purchased separately from the business are capitalised at their cost. Concessions, patents, licences and trademarks purchased by the Company are fully amortised to nil by equal annual instalments over their useful economic lives which is 4 years.

Tangible fixed assets and depreciation

Tangible fixed assets are stated at cost net of depreciation and any provision for impairment. Depreciation is calculated so as to write off the cost less the estimated residual value of tangible fixed assets, over their estimated useful economic lives as follows:

Furniture, fittings and equipment	Between 3 and 5 years straight line
Plant and equipment	3 years straight line

Plant and equipment comprises the Group’s and Company’s data centre assets.

In 2014 the Group estimate of useful life was updated from 5 to 3 years for computer equipment and from 3 to 5 years for fixtures and fittings. The change in estimate has been applied consistently throughout the year but has not been applied retrospectively.

Foreign currencies

Transactions in foreign currencies are recorded using the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the contracted rate or the rate of exchange ruling at the balance sheet date and the gains or losses on translation are included in the profit and loss account.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

1.                                      Accounting policies (continued)

Foreign currencies (continued)

The results of overseas operations are translated at the average rates of exchange during the period and their balance sheets at the rates ruling at the balance sheet date. Exchange differences arising on translation of results of overseas operations are reported in the statement of recognised gains and losses. All other exchange differences are included in the profit and loss account.

Investments

Investments held as fixed assets are stated at cost less provision for any impairment.

Leases

Assets held under finance leases and other similar contracts, which confer rights and obligations similar to those attached to owned assets, are capitalised as tangible fixed assets and are depreciated over the shorter of the lease terms and their useful lives. The capital elements of future lease obligations are recorded as liabilities, while the interest elements are charged to the profit and loss account over the period of the leases to produce a constant rate of charge on the balance of capital repayments outstanding.

Rentals under operating leases are charged on a straight-line basis over the lease term, even if the payments are not made on such a basis. Benefits received and receivable as an incentive to sign an operating lease are similarly spread on a straight-line basis over the lease term, except where the period to the review date on which the rent is first expected to be adjusted to the prevailing market rate is shorter than the full lease term, in which case the shorter period is used.

Research and development expenditure

Expenditure on research and development, other than expenditure on internal software development and associated licences, is written off to the profit and loss account in the year in which it is incurred.

Taxation

Current tax, including UK corporation tax and foreign tax, is provided at amounts expected to be paid (or recovered) using the tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. Timing differences are differences between the Group’s taxable profits and its results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognised in the financial statements.

A net deferred tax asset is regarded as recoverable and therefore recognised only to the extent that, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse, based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

Pensions

The Group operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the Group in an independently administered fund. The amount charged to the profit and loss account represents the contributions payable to the scheme in respect of the accounting period.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

1.                                      Accounting policies (continued)

Turnover

Turnover comprises revenue recognised by the Group in respect of services supplied, exclusive of value added tax and trade discounts. Turnover from the supply of services represents the value of services provided under contracts to the extent that there is a right to consideration and is recorded at the value of the consideration due.

Turnover is recognised at the point the Company has performed its obligations under the contract. For flights revenue, this is typically at point of booking. For other products this is at the point of stay or hire.

Derivative financial instruments

The Group uses derivative financial instruments to reduce exposure to foreign exchange risk and interest rate movements. The Group does not hold or issue derivative financial instruments for speculative purposes.

Bank borrowings

Interest-bearing bank loans and overdrafts are recorded at the proceeds received, net of direct issue costs. Finance charges are accounted for on an accruals basis in the profit and loss account and are added to the carrying amount of the instrument to the extent that they are not settled in the period in which they arise.

Share based payments

The Group has applied the requirements of FRS 20 Share Based Payments. FRS 20 requires that where the ultimate parent’s shares or options over the Company’s shares are granted to a subsidiary undertaking’s employees, an expense should be recorded in the profit and loss account, with a corresponding credit to reserves. This charge is measured at the fair value of the share or share option at the date of grant and is expensed on a straight line basis over the vesting period. The fair value is measured using either the Black Scholes pricing model, taking into account the terms and conditions upon which the options were granted, or the fair value of shares at grant date.

2.                                      Analysis of turnover

	2014	2013
	£’000	£’000
UK & Ireland	25,137	19,112
Europe	44,299	32,942
Rest of World	23,461	13,765
	92,897	65,819

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

3.                                      Operating profit

	2014	2013
	£’000	£’000
Operating profit is stated after charging/(crediting)

Depreciation on tangible fixed assets - owned	3,118	1,713
Depreciation on tangible fixed assets — leased	994	399
Amortisation of intangible fixed assets	2,914	2,760
Research & development	4,901	1,444
Auditor’s remuneration — audit services	65	45
Auditor’s remuneration — non audit services	140	311
Foreign exchange (gain)/loss	(765)	336
Operating lease rentals — land and buildings	2,242	2,201

The analysis of auditor’s remuneration is as follows:

	2014	2013
	£’000	£’000
Fees payable to the Group’s auditor for the audit of the Group’s annual accounts	65	45

Fees payable to the Group’s auditor for other services to the Group
- Tax compliance services	34	10
- Other taxation advisory services	106	301

Total fee payable to the Group’s auditor	205	356

All non-audit services were reviewed by the Audit Committee. The other tax services performed during the year relate to acquisition and share issue advice. The services were performed by individuals independent of the audit team and the Board of Directors is satisfied that adequate controls were in place to safeguard the independence of the audit process.

The Group undertook certain strategic acquisitions during the year. No individual acquisition was deemed to be financially significant to the Group. The aggregate amount relating to acquisitions included in cost of sales and administrative expenses for the financial year was £nil and £660k respectively.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

4.                                      Remuneration of directors

	2014	2013
	£’000	£’000
Directors’ emoluments	287	395
Company contributions to money purchase pension schemes	26	12
Amounts paid to third parties in respect of directors’ services	26	60
	339	467

The aggregate emoluments of the highest paid director was £175,625 (2013: £206,626) and Company pension contributions of £11,550 (2013: £9,736) were made to a money purchase scheme on their behalf.

The number of directors who exercised share options in the year was nil (2013: 3).

	2014	2013
	Number	Number
Retirement benefits are accruing to the following number of directors under:

Money purchase schemes	2	3

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

5.                                       Staff numbers and costs

The average number of persons employed by the Group (including directors) during the period, analysed by category, was as follows:

	2014	2013
	Number	Number
Development, operations and commercial	425	235
Administration	67	41
	492	276

The aggregate payroll costs of these persons were as follows:

	2014	2013
	£’000	£’000
Wages and salaries	22,464	13,315
Social security costs	2,094	1,261
Other pension costs	662	331
Share based payments (note 25)	2,430	431
	27,650	15,338

6.                                       Interest receivable and similar income

	2014	2013
	£’000	£’000
Bank interest receivable	41	20

7.                                       Interest payable and similar expenditure

	2014	2013
	£’000	£’000
Bank interest payable	408	624

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

8.                                      Taxation

Analysis of charge in year

	2014	2013
	£’000	£’000
UK corporation tax
Current tax for the period	3,384	2,990
Adjustments in respect of prior periods	(363)	(225)
Total current tax	3,021	2,765

Overseas taxes	181	—

Deferred tax (note 14)
Current year	(234)	(39)
Change in tax rate	—	(7)
Adjustment in respect of prior periods	(13)	39
Total deferred tax	(247)	(7)
Tax on profit on ordinary activities	2,955	2,758

Factors affecting the tax charge for the current period

The current tax charge for the year is higher (2013: lower) than the standard rate of corporation tax in the UK of 21.50% (2013: 23.25%). The differences are explained below.

	2014	2013
	£’000	£’000
Current tax reconciliation
Profit on ordinary activities before tax	10,397	17,132
Current tax at 21.50% (2013: 23.25%)	2,235	3,983

Effects of:
Expenses not deductible for tax purposes	655	1,189
Difference between capital allowances and depreciation	206	(21)
Depreciation on ineligible assets	106	—
Short term timing differences	64	(7)
Foreign losses generated	113	157
Adjustments in respect of prior periods	(363)	(225)
R&D Relief	(129)	(748)
Employee share options	429	(1,563)
Tax rate changes	(54)	—
Overseas taxes	(181)	—
Non-taxable provision release	(60)	—
Total current tax charge	3,021	2,765

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

8.                                      Taxation (continued)

Factors affecting the tax charge for the current period (continued)

Reductions in the UK corporation tax rate from 21% (effective from 1 April 2014) to 20% (effective from 1 April 2015) were substantively enacted on 2 July 2013. This will reduce the company’s future current tax charge accordingly.

9.                                      Profit attributable to the Company

The profit for the financial year dealt with in the financial statements of the parent Company was £720,000 (profit for the year ending 31 December 2013: £2,625,000). As permitted by section 408 of the Companies Act 2006, no separate profit and loss account is presented in respect of the parent company.

10.                              Intangible fixed assets

Group

		Development	Licences and
	Goodwill	costs	software	Total
	£’000	£’000	£’000	£’000
Cost
On 1 January 2014	56,269	623	331	57,223
Acquisition of subsidiary undertakings (note 13)	2,784	—	—	2,784
Transferred to fixed assets	—	—	(331)	(331)
At 31 December 2014	59,053	623	—	59,676

Amortisation
On 1 January 2014	5,631	10	111	5,752
Transferred to fixed assets	—	—	(111)	(111)
Charge for the year	2,880	34	—	2,914
At 31 December 2014	8,511	44	—	8,555

Net book value
At 31 December 2014	50,542	579	—	51,121
At 31 December 2013	50,638	613	220	51,471

At the start of the year, software previously categorised as an intangible asset has been reclassified to tangible fixed assets (note 11). This had no impact on the profit and loss account in either the current or prior year.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

11.                               Tangible fixed assets

Group

	Furniture,
	fittings and	Plant and
	equipment	equipment	Total
	£’000	£’000	£’000
Cost
On 1 January 2014	7,540	3,333	10,873
Reclassified from intangible fixed assets (note 10)	331	—	331
Additions	3,637	1,149	4,786
Acquisition of subsidiary undertaking (note 13)	45	—	45
Disposals	(243)	—	(243)
Reclassification between categories	(511)	511	—
At 31 December 2014	10,799	4,993	15,792

Depreciation
On 1 January 2014	2,213	463	2,676
Reclassified from intangible fixed assets (note 10)	111	—	111
Charge for the year	2,588	1,524	4,112
Disposals	(164)	—	(164)
Write off	59		59
Reclassification between categories	(149)	149	—
At 31 December 2014	4,658	2,136	6,794

Net book value
At 31 December 2014	6,141	2,857	8,998
At 31 December 2013	5,327	2,870	8,197

Included within tangible fixed assets is an amount of £2,023,000 (2013: £1,986,000) under finance leases. There are no legal charges in place in relation to these leases however in the event of default the entire amount of the leases will become payable. The depreciation charged to the financial statements in the year in respect of these assets amounted to £994,000 (2013: £399,000).

Data centre assets were reclassified from furniture, fittings and equipment to plant and equipment during the year in order to better reflect their nature in the financial statements.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

12.                               Fixed asset investments

	Group		Company
	2014	2013	2014	2013
	£’000	£’000	£’000	£’000
Subsidiary undertakings	—	—	61,175	58,745
Other investments and loans	79	71	—	—
	79	71	61,175	58,745

The other investment balance on the Group balance sheet represents fixed term cash deposits held by Experience on Ventures LLC which have been disclosed as investments as they are not available on demand.

The Company made the following investments during the course of the financial year:

Subsidiary undertakings (Company)

£’000
Cost
At 1 January 2014	58,745
Investment in Skyscanner Limited through share scheme (note 25)	2,385
Investment in Skyscanner Pte through share scheme (note 25)	38
Investment in Skyscanner Inc through share scheme (note 25)	3
Investment in Experience on Ventures through share scheme (note 25)	4
At 31 December 2014	61,175

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

12.                               Fixed asset investments (continued)

The parent Company has investments in the following subsidiary undertakings:

		Proportion of nominal
	Country of	value of issued share	Principal
Name of Company	incorporation	capital held	activity
Skyscanner Limited	England	100%	Trading entity

Skyscanner Pte	Singapore	100%	Trading entity

Experience on Ventures LLC	Spain	100%	Trading entity

Skyscanner Inc	United States of America	100%	Sales office

Skyscanner Beijing	China	100%	Sales office

Reacher Investments Limited	Hong Kong	100%	Holding Company

Youbibi Technology (Shenzhen) Limited	China	100%	Trading entity

Distinction Kft	Hungary	100%	Trading entity

Distinction Software Development Services Limited	England	100%	Non-trading entity

Edinburgh Digital Limited	Scotland	100%	Non-trading entity

Skyscanner EOOD	Bulgaria	100%	Trading entity

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

13.                               Acquisition of subsidiary

Reacher Investments Limited

On 31 July 2014 the Group acquired 100% per cent of the issued share capital of Reacher Investments Limited (‘Reacher’). As part of the acquisition the Group also acquired 100% of Reacher’s subsidiary Youbibi Technology (Shenzhen) Limited and control over a Variable Interest Entity (‘VIE’) Shenzhen Zhuanbi Internet Limited.

The following table sets out the book values of the identifiable assets and liabilities acquired and their fair value to the Group:

			Fair value
	Book value	Revaluation	to Group
	£’000	£’000	£’000
Current assets
Debtors	225	(225)	—
Cash	75	—	75
Total assets	300	(225)	75

Creditors
Trade creditors	64	—	64
Other creditors	44	—	44
Total liabilities	108	—	108
Net assets	192	(225)	(33)
Goodwill			1,033
			1,000

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

13.                               Acquisition of subsidiary (continued)

£000
Satisfied by
Cash consideration	267
9,174 ordinary shares in Skyscanner Holdings Limited	621
Acquisition costs	112
1,000

A fair value adjustment was made in respect of the historical debtor balance in the acquisition balance sheet following an assessment of future recoverability. The asset was deemed to have a fair value of nil.

Net cash outflows in respect of the acquisition comprised:

£000
Cash consideration	267
Costs associated with acquisition	112
Cash at bank and in hand acquired	(75)
304

No amount has been charged to the Group profit and loss account in respect of costs incurred in reorganising, restructuring and integrating the acquisition in the period from 1 August 2014 to 31 December 2014.

Reacher Investments Limited Group made a loss of £519,194 from date of acquisition to 31 December 2014. No profit and loss account is available prior to this date.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

13.                               Acquisition of subsidiary (continued)

Distinction Kft

On 17 October 2014 the Group acquired 100% per cent of the issued share capital of Distinction Kft (‘Distinction’), a mobile application development business registered in Hungary.

The following table sets out the book values of the identifiable assets and liabilities acquired and their fair value to the Group:

			Fair value
	Book value	Revaluation	to Group
	£’000	£’000	£’000
Fixed assets
Tangible	45	—	45

Current assets
Debtors	361	—	361
Other debtors	94	—	94
Cash	288	—	288
Total assets	788	—	788

Creditors
Trade creditors	61	—	61
Total liabilities	61	—	61
Net assets	727	—	727
Goodwill			1,394
			2,121

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

13.                               Acquisition of subsidiary (continued)

£000
Satisfied by
Cash consideration	2,035
Acquisition costs	86
2,121

No fair value adjustments were deemed necessary based on an assessment of the acquisition balance sheet. Net cash outflows in respect of the acquisition comprised:

£000
Cash consideration	2,035
Costs associated with acquisition	86
Cash at bank and in hand acquired	(288)
1,833

No amount has been charged to the Group profit and loss account in respect of costs incurred in reorganising, restructuring and integrating the acquisition in the period from 18 October 2014 to 31 December 2014.

Distinction Kft made a profit after taxation of £302,000 in the year ended 31 December 2014. Since the date of acquisition the entity has generated a loss of £88,000. The summarised profit and loss account from the period from 1 January 2014 to 17 October 2014 shown on the basis of the accounting policies of Distinction Kft prior to the acquisition, are as follows:

£000
Profit and loss account
Turnover	1,136
Cost of sales	(329)
Gross profit	807
Other operating expenses (net)	(406)
Operating profit	401
Interest receivable	24
Profit on ordinary activities before taxation	425
Tax on profit on ordinary activities	(35)
Profit for the financial period	390

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

13.                               Acquisition of subsidiary (continued)

Edinburgh Digital Limited

On 17 October 2014 the Group acquired 100% per cent of the issued share capital of Edinburgh Digital Limited (‘EDL’), a travel development company registered in Edinburgh.

The following table sets out the book values of the identifiable assets and liabilities acquired and their fair value to the Group:

			Fair value
	Book value	Revaluation	to Group
	£’000	£’000	£’000
Current assets
Debtors	2	—	2
Cash	17	—	17
Total assets	19	—	19

Creditors
Other creditors	19	—	19
Total liabilities	19	—	19
Net assets	—	—	—
Goodwill			357
			357

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

13.                               Acquisition of subsidiary (continued)

£000
Satisfied by
Cash consideration	207
Contingent cash consideration	150
357

No fair value adjustments were deemed necessary based on an assessment of the acquisition balance sheet.

Net cash outflows in respect of the acquisition comprised:

£000
Cash consideration	207
Cash at bank and in hand acquired	(17)
190

No amount has been charged to the Group profit and loss account in respect of costs incurred in reorganising, restructuring and integrating the acquisition in the period from 18 October 2014 to 31 December 2014.

Edinburgh Digital Limited made a profit after taxation of £16,000 in the year ended 31 December 2014 all of which was earned prior to the date of acquisition. The summarised profit and loss account from the period from 1 January 2014 to 17 October 2014 shown on the basis of the accounting policies of Edinburgh Digital Limited prior to the acquisition, are as follows:

£000
Profit and loss account
Turnover	48
Cost of sales	(27)
Gross profit	21
Other operating expenses (net)	(5)
Operating loss	16
Interest receivable	—
Loss on ordinary activities before taxation	16
Tax on loss on ordinary activities	—
Loss for the financial period	16

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

14.                               Debtors

	Group		Company
	2014	2013	2014	2013
	£’000	£’000	£’000	£’000
Trade debtors	8,653	8,977	—	—
Prepayments and accrued income	4,394	2,862	25	—
Amounts due from group undertakings	—	—	38	37
Deferred tax	496	249	—	—
Other debtors	421	25	—	—
	13,964	12,113	63	37

All amounts are due within one year.

The elements of deferred taxation are as follows:

	Group
	2014	2013
	£’000	£’000
Difference between accumulated depreciation and amortisation and capital allowances	198	(7)
Short term timing differences	186	122
Tax losses available	112	134
	496	249

The movement in the deferred tax asset can be explained as:

	Group
	2014	2013
	£’000	£’000
As at 1 January 2014	249	108
Acquisition of subsidiary (note 13)	—	134
Adjustments in respect of prior periods	13	—
(Charge)/credit to the profit and loss account	234	7

As at 31 December 2014	496	249

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

15.                               Creditors: amounts falling due within one year

	Group		Company
	2014	2013	2014	2013
	£’000	£’000	£’000	£’000
Trade creditors	4,963	5,242	8	—
Taxation and social security	1,319	143	—	(6)
Corporation tax	2,198	1,061	—	—
Accruals and deferred income	4,725	2,467	32	—
Obligations under finance leases (note 17)	903	1,099	—	146
Amounts due to group undertakings	—	—	22,702	9,148
Bank loans (note 17)	108	54	—	—
Other creditors	150	181	—	—
	14,366	10,247	22,742	9,288

16.                               Creditors: amounts falling due after more than one year

	Group		Company
	2014	2013	2014	2013
	£’000	£’000	£’000	£’000
Bank loans (note 17)	479	15,675	—	15,000
Obligations under finance leases (note 17)	258	332	—	—
	737	16,007	—	15,000

17.                               Borrowings

Group

	2014	2013
	£’000	£’000
Bank loans	587	15,729
Obligations under finance leases	1,161	1,431
	1,748	17,160

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

17.                               Borrowings (continued)

	2014	2013
	£’000	£’000
Bank loans
Within one year	108	54
Between one and two years	41	15,675
Between two and five years	167	—
After more than five years	271	—
	587	15,729
Finance leases
Within one year	903	1,099
Between one and two years	258	332
Between two and five years	—	—
After more than five years	—	—
	1,161	1,431

Total borrowings including finance leases
Within one year	1,011	1,153
Between one and two years	299	16,007
Between two and five years	167	—
After five years	271	—
	1,748	17,160

The bank loans are secured by fixed and floating charges on the assets of the Group.

The Group has a rolling credit facility of £15m which is repayable in full on 5 November 2016 at an interest rate of 2.2% plus LIBOR. The facility was repaid during the year and is not currently drawn down. The arrangement fee of £25,000 paid for the facility was capitalised and is being written off over the term of the facility.

The Group also has credit facilities with CIDEM and Mityc in Spain which are repayable in agreed instalments up to 30 June 2025.

There are no legal charges in place in relation to finance leases however in the event of default the entire amount of the leases will become payable. No interest is charged on the finance lease arrangements.

The Company has no external borrowings at the balance sheet date.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

18.                               Called up share capital

	2014	2013
	£’000	£’000
Allotted, called up and fully paid
9,191,615 (2013 – 9,182,441) ordinary shares of £1 each	9,191	9,182
17,000 (2013 - 48,500) C1 shares of £0.01 each	—	1
88,250 (2013 - 88,250) C2 shares of £0.01 each	1	1
120,226 (2013 - 120,406) C3 shares of £0.01 each	1	1
84,396 C4 shares of £0.01 each	1	—
1,186 C6 shares of £0.01 each	—	—
76,915 C7 shares of £0.01 each	1	—
42,280 (2013 - 2,499) SIP shares of £0.01 each	—	—
	9,195	9,185

Ordinary shareholders are entitled to attend and vote at annual general meetings. No such right is conferred to holders of C or SIP share capital.

The holders of C shares are only permitted to participate in the growth in value of the Group above a predefined hurdle rate.

The shares rank pari passu in all other respects.

During the year the following share issues took place:

•                  9,174 ordinary shares were issued giving rise to a share premium of £583k

•                  40,165 SIP shares were issued giving rise to a premium of £367k

•                  90,499 C4 shares were issued with a premium of £8k

•                  1,186 C6 shares were issued with a premium of less than £1k

•                  76,915 C7 shares were issued with a premium of £7k

In addition, 37,553 C and 384 SIP shares were bought back from both previous and existing employees during the year and cancelled.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

19.                               Reserves

Group

		Foreign	Share		Profit	Capital
	Own	translation	premium	Merger	and loss	redemption
	shares held	reserve	account	reserve	account	reserve	Total
	£000	£000	£000	£000	£000	£000	£000

At 1 January 2014	(9,845)	(71)	209	34,645	20,974	111	46,023
Profit for the year	—	—	—	—	7,442	—	7,442
Credit in relation to share based payments (note 25)	—	—	—	—	2,430	—	2,430
Translation difference on foreign subsidiaries)	—	(337)	—	—	—	—	(337)
Shares issued in financial period (note 18)	—	—	965	—	—	—	965
Share buyback	—	—	—	—	(132)	1	(131)

At 31 December 2014	(9,845)	(408)	1,174	34,645	30,714	112	56,392

The Company bought back shares from departing employees during the year (note 18). These shares were purchased from wholly distributable profits and cancelled. As such a capital redemption reserve was credited in accordance with the Companies Act 2006 s733.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

19.                               Reserves (continued)

Company

			Share	Profit	Capital
	Own shares	Merger	premium	and loss	redemption
	held	reserve	account	account	reserve	Total
	£000	£000	£000	£000	£000	£000
At 1 January 2014	(9,845)	34,645	209	198	111	25,318
Profit for the year	—	—	—	720	—	720
Credit in relation to share based payments (note 25)	—	—	—	2,430	—	2,430
Shares issued in financial period (note 18)	—	—	965	—	—	965
Share buyback	—	—	—	(132)	1	(131)

At 31 December 2014	(9,845)	34,645	1,174	3,216	112	29,302

The Company bought back shares from departing employees during the year (note 18). These shares were purchased from wholly distributable profits and cancelled. As such a capital redemption reserve was credited in accordance with the Companies Act 2006 s733.

As a result of previous share buybacks, 1,029,713 (2013 – 1,029,713) shares are held in trust in the name of the Company. None of these shares have vested unconditionally in the name of any employee.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

20.                               Reconciliation of movements in shareholders’ funds

Group

	2014	2013
	£’000	£’000
Profit for the financial period	7,442	14,374
Credit in relation to share based payment (note 25)	2,430	431
Shares issued in financial period	976	67
Consideration paid for the purchase of own shares	(132)	(8,881)
Translation difference on conversion of foreign subsidiaries	(337)	(71)

Net addition to shareholder funds	10,379	5,920
Opening shareholders’ funds	55,208	49,288

Closing shareholders’ funds	65,587	55,208

Company

	2014	2013
	£’000	£’000
Profit for the financial period	720	2,625
Credit in relation to share based payments (note 25)	2,430	431
Shares issued in the financial period	976	67
Consideration paid for the purchase of own shares	(132)	(8,881)
Recognition of Company as sponsor of EBT	—	(2,592)

Net addition to/(reduction in) shareholder’s funds	3,994	(8,350)
Opening shareholders’ funds	34,503	42,853

Closing shareholders’ funds	38,497	34,503

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

21.                               Reconciliation of operating profit to cashflow from operating activities

	2014	2013
	£’000	£’000
Operating profit	10,764	17,736
Depreciation charges	4,112	2,112
Amortisation charge	2,914	2,760
Loss on disposal of fixed assets	138	—
Increase in debtors	(1,242)	(5,989)
Increase in creditors	2,627	5,801
Share based payments charge (note 25)	2,430	431
Currency gains	(113)	(23)

Net cash inflow from operating activities	21,630	22,828

22.                               Analysis of cash flows

Returns on investment and servicing of finance

	2014	2013
	£’000	£’000
Interest received	41	20
Interest paid	(376)	(624)

Net cash outflow from returns on investments and servicing of finance	(335)	(604)

Taxation

	2014	2013
	£’000	£’000
Tax paid	(2,116)	(2,418)

Capital expenditure and financial investment

	2014	2013
	£’000	£’000
Payments to acquire tangible fixed assets	(3,755)	(5,991)
Payments to acquire intangible assets	—	(192)

Net cash outflow from capital expenditure and financial investment	(3,755)	(6,183)

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

22.                               Analysis of cash flows (continued)

Acquisitions and disposals

	2014	2013
	£’000	£’000
Repayment of deferred consideration associated with previous acquisition	—	(2,991)
Purchase of subsidiary undertakings (note 13)	(2,509)	(2,038)
Costs associated with acquisitions	(198)	(95)
Net cash acquired with subsidiary undertakings	380	190

Net cash outflow as a result of acquisitions	(2,327)	(4,934)

Financing

	2014	2013
	£’000	£’000
Issue of shares	357	7
Finance leases	(1,301)	(911)
Loan repayments	(15,108)	(8,643)
New borrowings	—	15,000
Repayment of loan notes	—	(2,303)
Cash outflow associated with share buyback	(127)	(8,820)

Net cash outflow from financing	(16,179)	(5,670)

23.                               Financial commitments

Annual commitments under non-cancellable operating leases are as follows:

	2014	2013
	Land and	Land and
	buildings	buildings
	£’000	£’000
Group
Operating leases which expire:
Within one year	470	411
Between two to five years	2,547	1,159
Over five years	—	—
	3,017	1,570

The Group had a capital commitment contracted but not provided for at the balance sheet date amounting to £183,000 (2013: £nil) in respect of costs of the Shenzhen office fit out which will be incurred in 2015.

24.                               Retirement benefit scheme

The Group operates defined contribution retirement benefit schemes for all qualifying employees. The assets of the scheme are held separately from those of the Group in funds under control of the trustees. The total cost charged to the profit and loss account of £662,000 (2013: £331,000) represents contributions payable to the scheme by the Group at rates specified in the scheme rules.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

25.                               Share based payments

Equity-settled share option scheme

Skyscanner Holdings Limited grants share options to employees of the Group. Options are exercisable at a price equal to the estimated fair value of the Company’s shares on the date of grant. All options are settled by physical delivery of shares. The number of outstanding options and the conditions attached to each tranche are detailed below:

	Number of
Nature of scheme/Grant date	options	Contractual life of options
Equity-settled granted on April 2007	33,270	10 years or exercisable on sale or listing
Equity-settled granted on January 2008	12,064	10 years or exercisable on sale or listing
Equity-settled granted on September 2008	154	10 years or exercisable on sale or listing
Equity-settled granted on January 2009	16,711	10 years or exercisable on sale or listing
Equity-settled granted on November 2009	38,960	10 years or exercisable on sale or listing
Equity-settled granted on June 2010	295,273	10 years or exercisable on sale or listing
Equity-settled granted on June 2012	508,513	10 years or exercisable on sale or listing

As at 31 December 2014, 288,574 of the above noted options had vesting conditions attached. These options have a vesting condition of 36 months from the date of issue. All other options have no conditions attached.

Details of the share options outstanding during the year are as follows:

	2014		2013
	Weighted		Weighted
	average		average
	exercise		exercise
	price	Number of	price	Number of
	(£)	options	(£)	options
Outstanding at the beginning of the period	3.39	959,253	2.82	1,619,984
Granted during the period	—	—	—	—
Options lapsed	(4.33)	(54,308)	(3.00)	(87,075)
Exercised during the period	—	—	—	—
Share buyback	—	—	(1.67)	(573,656)

Outstanding at the end of the period	3.32	904,945	3.39	959,253

Exercisable at the end of the period	3.47	253,979	3.08	135,358

The options outstanding at the period end have an exercise price in the range of £0.12 to £4.62.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

25.                               Share based payments (continued)

The estimated fair value of equity settled share options is determined using the Black Scholes option pricing model at the date of grant. No new options were granted during the current financial year. The inputs into the Black Scholes model for the most recent issue in June 2012 are as follows:

	2014	2013
Basic price	£4.62	£4.62
Share price	£4.62	£4.62
Risk-free interest rate	1.36%	1.36%
Expected volatility	20.74%	20.74%
Vesting period (in months)	36	36
Maturity (in months)	120	120
Fair value per share option	£1.17	£1.17

Expected volatility is based on historical share price volatility of a group of comparable listed businesses

Share Incentive Plan

In addition to share options, the Group also operates a Share Incentive Plan (‘SIP’) for all employees. The SIP includes the offer of partnership matching shares to employees who save through their salary towards the purchase of shares in the company. The associated charge to the profit and loss account has been determined based on the estimated fair value of these shares at grant date, taken over the vesting period. The number of SIP shares issued and the conditions attached to each tranche are detailed below:

Number of
Nature of scheme/Grant date	SIP shares
Partnership equity-settled granted in August 2013	2,499
Partnership equity-settled granted in April 2014	21,520
Matching equity-settled issued in April 2014	18,261

As at 31 December 2014 all of the above matching SIP shares had vesting conditions attached. The partnership shares have an accumulation period of 12 months from the date of entry to the SIP. Matching shares have a vesting period of 36 months from the date the partnership shares are issued. All of the partnership shares that were issued in 2014 had a subscription price of £14.62. Matching shares are issued for free at the end of the vesting period.

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2014

25.                               Share based payments (continued)

The estimated fair value of equity settled share based payments is determined using the Black Scholes option pricing model at the date of grant. The inputs into the Black Scholes model for the most recent scheme in April 2014 were as follows:

	Partnership	Matching
	shares	shares
Basic price	£39.86	£0.00
Share price	£39.86	£39.86
Risk-free interest rate	0.44%	0.44%
Expected volatility	39.12%	39.12%
Vesting period (in months)	12	44
Fair value per share	£6.26	£39.86

Expected volatility is based on historical share price volatility of a group of comparable listed businesses.

Charge for the year

The total expense recognised for the period arising from share based payments is as follows:

	2014	2013
	£’000	£’000
Equity settled share based payments	2,430	431

26.                               Related party disclosures

During the year £24,800 (2013: £22,500) in consultancy fees was paid to Nitro Ventures Limited. The company is partly owned by Julian Pancholi, one of the directors.

During the year £12,000 (2013: £12,000) was paid to Scottish Equity Partners in respect of monitoring fees.

Related party transactions with Group companies have not been disclosed in accordance with the exemption for subsidiary undertakings contained in Financial Reporting Standard No 8 “Related Party Disclosures”.

27.                               Derivatives not included at fair value

The Company and Group has derivatives which are not included at fair value in the accounts:

	Principal	Principal	Fair Value	Fair Value
	2014	2013	2014	2013
	£’000	£’000	£’000	£’000
Forward foreign exchange contracts	8,959	12,390	80	(54)
Interest rate swaps	—	15,000	—	(50)

The Group uses the derivatives to hedge exposure to changes in foreign currency exchange rates. There and to manage exposure to interest rate movements on bank borrowings. The fair value is based on market values of equivalent instruments at the balance sheet date.

28.                               Ultimate controlling party

In the opinion of the Directors the Company has no single individual controlling party.